Exhibit 7

Statement regarding computation of ratio of earnings to fixed charges

Tsakos Energy Navigation Limited

Computation of Ratio of Earnings to Fixed Charges

(Expressed in thousands of United States Dollars, except ratios)

	Years Ended December 31,
	2016	2015	2014	2013	2012

Earnings

Income (loss) from continued operations (before noncontrolling interest)	56,495	158,423	33,718	(38,570)	(49,056)
Add:
Fixed charges	43,192	33,333	34,788	43,719	52,819

Amortization of capitalized interest	1,422	1,422	1,379	1,357	1,336

	101,109	193,178	69,885	6,506	5,099

Less:

Interest capitalized	(4,015)	(3,430)	(2,384)	(1,945)	(1,758)

	97,094	189,748	67,501	4,561	3,341

Fixed Charges

Interest expensed	37,436	28,635	31,159	40,673	50,115

Interest capitalized	4,015	3,430	2,384	1,945	1,758

Amortization of loan expenses	1,742	1,268	1,245	1,101	946

	43,192	33,333	34,788	43,719	52,819

Preference dividends	15,875	13,437	8,438	3,676	0

Fixed Charges and Preference dividends	59,067	46,770	43,226	47,395	52,819

Ratio of Earnings to Fixed Charges	1.6x	4.1x	1.6x	n/a	n/a

Dollar amount of the coverage deficiency	n/a	n/a	n/a	42,834	49,478